SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

HotBuyer.Com Inc.
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(Exact name of registrant as specified in its charter)


New Jersey                                      22-3637225
- -------------------------------------- -----------------------------------
(State of Incorporation or Organization) (I.R.S. Employer Identification No.)


819 Nassau Street, North Brunswick, New Jersey 08902
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(Address of principal executive offices) (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2), please check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:

24-4080

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, No Par Value Per Share
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(Title of class)




Item 1.   Description of Registrant's Securities to be Registered.

This registration statement relates to the registration with the Securities and Exchange Commission of shares of Common Stock, no par value per share (the "Common Stock"), of HotBuyer.Com Inc., a New Jersey Corporation
(the "Registrant"). The description of the Common Stock to be registered hereunder set forth under the caption "Description of Securities" at page 25 of the Prospectus included in the Registrant's Registration Statement on Form 1-A, Registration No. 24-4080 (the "Registration Statement"), as originally filed with the Securities and Exchange Commission on May 1, 2001, under the Securities Act of 1933, as amended, is incorporated herein by this reference. A copy of this page (page 25) as filed at this time is included herein also. Also included in this filing is the Complete Offering Circular as filed on May 1, 2001 (File No. 24-4080).


DESCRIPTION OF SECURITIES (from page 25 of Form 1-A Registration No. 24-4080)

The Securities being offered hereby are Class A Common Stock. These securities have Non-Cumulative voting rights. These securities are not convertible. All securities issued prior to this offering were issued under one of the following Exempted Transactions, Rule 144 of the Securities Exchange Commission, Section 3(a)(11) of the Securities Act of 1933 for intrastate offering exemption, Section 4(2) of the Securities Act of 1933 for "transactions by an issuer not involving any public offering." Also, Section 49:3-50(b) of the New Jersey Securities Act for the sale of any security by the issuer thereof so long as the total number of security holders of the issuer thereof does not exceed thirty-five (35) persons.

Common Stock

The authorized capital stock of the Company consists of 100,000,000 shares of common stock on the Certificate of Incorporation filed on December
14, 2000 with the Department of Commerce in the State of New Jersey, with no par value (the "Common Stock"). There are presently 5,004,200 (five million four thousand two hundred) issued and outstanding shares of the Common Stock.

Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefore when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of the Common Stock are validly authorized and issued, fully paid and non-assessable, and all shares to be sold and issued as contemplated hereby will be validly authorized and issued, fully paid and non-assessable.

The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation or amended versions of the same, and to issue options and warrants for the purchase of such shares, on terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation and Bylaws, which are available for inspection at the Company's principal executive offices, as well as to the applicable statutes of the State of New Jersey for a more complete description concerning the rights and liabilities of holders of the Common Stock.

Registration Rights

There are no agreements between current shareholders and the Company with respect to the registration of such shares under the Securities Act.

Non-Cumulative Voting

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Shares Eligible for Future Sale

Upon completion of this Offering, the Company will have 500,000 shares outstanding if the maximum amount is sold. The shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. Sales of outstanding shares to residents of certain states or jurisdictions may only be affected pursuant to a registration in or applicable exemption from the registration provisions of the securities laws of those states or jurisdictions.

The 3,900 shares of Common Stock outstanding upon completion of this offering that was sold to a record of 25 individuals under Securities Exchange Commission Exemption Rule 504 D and Applicable New Jersey State Laws from February 2, 2001 till April 25, 2001 will also be freely tradable.

The remaining 5,000,300 shares of Common Stock outstanding upon completion of this Offering, which are held of record by shareholders prior to this Offering and prior to the initial public offering, are "restricted securities" and may not be sold in a public distribution except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144.

In general, Rule 144 provides that a person holding restricted securities for a period of one year may sell in brokerage transactions an amount equal to 1% of outstanding common stock every three months. A person who is a non-affiliate of us and who has held restricted securities for over two years is not subject to the aforesaid volume limitation as long as the other conditions of the Rule are met. Possible or actual sales or our common stock by certain of our present stockholders under Rule 144 may, in the future, have a depressive effect on the price of our common stock in any market which may develop for such shares. These shares would be eligible for sale within one year under Rule 144 subject to certain volume restrictions and other conditions imposed thereon commencing December 19, 2001 and January 9, 2003 respectively.

The Company's common stock is not listed or quoted on any organized exchange or other trading market, nor has the Company applied for a formal listing or quotation. There can be no assurances that a market will develop or be sustained.The post-offering fair value of the Company's common stock, whether or not any secondary trading market develops, is variable and may be impacted by the business and financial condition of the Company, as well as factors beyond the Company's control. The price may also vary due to economic conditions and forecasts and general conditions in the Internet sale and electronic commerce fields.


Item 2.   Exhibits.

The following documents are included as Exhibit(s) to Registrant's Registration Statement on Form 1-A (Registration No. 24-4080) and incorporated herein by this reference:

Exhibit Description                         Form 1-A Exhibit Number
-------------------                      ----------------------------------

(a) Certificate of Incorporation of
    the Registrant, as filed on
    December 14, 2000                            2.1

(b) Bylaws of the Registrant                     2.2

(c) Specimen Common Stock Certificate            4.1

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HotBuyer.Com Inc.

Dated:     May 22, 2001   By: /s/ Albert C. Zeller, II
                          -----------------------------------
                          Albert C. Zeller, II
                          President